                                                                      EXHIBIT 13

VUL June 2003 - Year 5 Sample Calculation of Fund Value, Cash Value and Death Proceeds.

Male Age 35, Specified Amount $250,000, Death Benefit Option 1

Premium $1,812.50 Annually, 10% Gross Annual Investment Returns, and Current Charges

To demonstrate:

         Fund Value = $6,781
         Cash Value = $5,621
         Death Proceeds = $250,000

I. Fund Value

The Fund Value on the end of the monthly anniversary is determined as follows:

1. Fund Value on the beginning of monthly anniversary
2. Add Net Premiums
3. Deduct monthly cost of insurance
4. Deduct monthly administration charges
5. Deduct monthly expense charges 6. Add one month interest credits

-----------------------------------------------------------------------------------------------------------------
                           1           2                         3          4         5           6      End of
                        Beg of                    Net                               Monthly               Month
  Policy                Month         Net      Amount At      Cost of     Admin     Expense    Interest   Fund
   Year     Month     Fund Value    Premium      Risk        Insurance    charge    Charge     Credits    Value
                                      (+)                       (-)        (-)       (-)         (+)       (=)
-----------------------------------------------------------------------------------------------------------------
    5         1        4,983.04    1,676.56     242,525        29.10      7.50      0.00       46.30    6,669.30
-----------------------------------------------------------------------------------------------------------------
    5         2        6,669.30        0.00     242,515        29.10      7.50      0.00       46.37    6,679.07
-----------------------------------------------------------------------------------------------------------------
    5         3        6,679.07        0.00     242,505        29.10      7.50      0.00       46.43    6,688.90
-----------------------------------------------------------------------------------------------------------------
    5         4        6,688.90        0.00     242,495        29.10      7.50      0.00       46.50    6,698.81
-----------------------------------------------------------------------------------------------------------------
    5         5        6,698.81        0.00     242,485        29.10      7.50      0.00       46.57    6,708.78
-----------------------------------------------------------------------------------------------------------------
    5         6        6,708.78        0.00     242,475        29.10      7.50      0.00       46.64    6,718.83
-----------------------------------------------------------------------------------------------------------------
    5         7        6,718.83        0.00     242,465        29.10      7.50      0.00       46.71    6,728.94
-----------------------------------------------------------------------------------------------------------------
    5         8        6,728.94        0.00     242,455        29.09      7.50      0.00       46.78    6,739.13
-----------------------------------------------------------------------------------------------------------------
    5         9        6,739.13        0.00     242,445        29.09      7.50      0.00       46.85    6,749.39
-----------------------------------------------------------------------------------------------------------------
    5        10        6,749.39        0.00     242,435        29.09      7.50      0.00       46.93    6,759.73
-----------------------------------------------------------------------------------------------------------------
    5        11        6,759.73        0.00     242,425        29.09      7.50      0.00       47.00    6,770.14
-----------------------------------------------------------------------------------------------------------------
    5        12        6,770.14        0.00     242,414        29.09      7.50      0.00       47.07    6,780.62
-----------------------------------------------------------------------------------------------------------------

Net Premium: Gross Premium less Sales Load less DAC Tax less Premium Loads.
         Sales Load =4%
         DAC Tax   =1.25%

         Premium Load = 2.25%

Net Premium = $1,676.56 =1812.50-72.50-22.66-40.78



Cost of Insurance:          COI\\x\\ x [NAR]
                            ----------------
                                   1000


Where:


       [(     DB       )      ]
NAR  = [( ------------ ) - FV ]
       [( 1.040/1/12/  )      ]
       [(              )      ]

DB       =  $250,000 (Greater of the Specified Amount or the Fund Value
            multiplied by the Death Benefit Percentage.)

FV       =  $4,983.04 + $1,676.56 (Fund Value at beginning of month 1 of Year 5, plus net premium)

x        =  Attained Age 40; Issue age 35 at duration 5

COI\\x\\ =  0.12 per $1,000

Cost of Insurance = $ 29.10 =.12 x [(250,000/1.00327374)-6659.6]/1000


Monthly Administrative Charge:

$25.00 per month for the first policy year.
$7.50 per month in policy years 2+.


Monthly Expense Charge:

Varies by issue age and size band. Applies to the first four years after issue, or increase in Specified Amount.

Interest Credits:

Assume:

           No specific premium payment allocation amongst the subaccounts. Portfolio assets grow at a level rate.
           No hypothetical unit values are calculated.



                       [                                  ]
           Net\\daily\\% = [(1+Gross% - IAF)/1/365/ -  ME ]
                       [                              ----] - 1
                       [                              365 ]


                            [                  ]/365/
           Net\\annual\\% = [(1+Net\\daily\\%) ]      - 1
                            [                  ]

                             [(                  )/1/12/]
           Net\\monthly\\% = [(1 + Net\\annual\\%)      ] - 1
                             [(                  )      ]

where:

           Gross%           = 10%, Assumed growth rate of portfolio assets
           IAF              = 0.90%, Average investment advisory fee
           ME               = 0.35%, Mortality & Expense risk charge
           Net\\annual\\%   = .087189 = Net growth rate of Fund Value
           Net\\daily\\%    = .0002291 = Net daily growth rate of Fund Value
           Net\\monthly\\%  = .0069906 = Net daily growth rate of Fund Value

Interest Credits\\5/1 (Year 5 Month 1)\\ = Net\\monthly\\% x (FV\\beg\\ +
                                           NP\\5/1\\ - COI\\5/1\\ - Monthly
                                           Expense\\5/1\\ - Adm Charge\\5/1\\)
                                           = .0069906 x (4,983.04 + 1676.56 -
                                             29.10 - 7.50)
                                           = $46.30

II.  Cash Value

The Cash Value is Fund Value less surrender charge less outstanding debt.

    Fund Value = $6,781
    Surrender Charge = $1,160
    Outstanding Debt = $0
    Cash Value = $6,781-$1,160 = $5,621

III. Death Proceeds

The Death Proceeds equals to greater of Specified Amount and Specified Amount times Death Benefit percentage.

        Specified Amount = $250,000
        Death Benefit Option 1
        Death Proceeds = $250,000

Calculations for other years:

Cost of Insurance charges vary by issue age, underwriting class, size band and duration. This charge is expected to increase by duration.

Monthly Expense charges vary by issue age and size band. It is $0 after year four or four years after an increase in Specified Amount.

Other than changes in expected charges the calculation does not differ in other years.